UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017 (August 7, 2017)

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 7, 2017, Chanticleer entered into an amendment to the Securities Purchase Agreement dated May 4, 2017 (“SPA”) with all purchasers party thereto to amend the board designee provision of the SPA in the manner required to comply with Listing Rule 5640 of the NASDAQ Stock Market. The SPA was amended to provide, until the purchasers, in the aggregate, hold debentures in the principal amount less than $1,500,000, the purchasers will have the right to appoint a board designee to the Company’s board of directors. Thereafter, until such time that the purchasers no longer hold the debentures, the purchasers will have the right to designate one non-voting observer to attend meetings of the board of directors as an observer. The principal amount outstanding under the debentures, as of the date hereof, is $6,000,000.

Item 8.01 Other Events

On August 7, 2017 (“Closing Date”), Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer” or the “Company”) entered into an amendment to that certain warrant issued May 4, 2017 to holder Larry S. Spitcaufsky, Trustee of Larry Spitcaufsky Family Trust UTD 1-19-88, increasing the holder’s beneficial ownership limitation from 4.99% to 19.99%. The holder (with its affiliates and any other persons acting as a group together with the holder or its affiliates) may acquire up to 400,000 shares of common stock at $3.50 per share, exercisable commencing November 4, 2017. The beneficial ownership limitation is calculated based on the number of shares of common stock outstanding immediately after giving effect to the issuance of shares issuable upon exercise of the warrant.

The foregoing descriptions of the agreements in Items 1.01 and 8.01 do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 4.1 and 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Amendment to Warrant dated April 7, 2017 by and between Chanticleer Holdings, Inc., and Larry S. Spitcaufsky, Trustee of Larry Spitcaufsky Family Trust UTD 1-19-88

10.1	Amendment to Securities Purchase Agreement by and between Chanticleer Holdings, Inc. and purchasers executed August 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc.,
a Delaware corporation
(Registrant)

Date: August 9, 2017	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer